Exhibit 10.1
FORM OF
LXP INDUSTRIAL TRUST
RESTRICTED SHARE AGREEMENT

This LXP INDUSTRIAL TRUST RESTRICTED SHARE AGREEMENT (this “Agreement”) is effective as of January 1, 202__ by and between LXP Industrial Trust, a Maryland real estate investment trust (the “Company”) and ___________ (the “Participant”).
WITNESSETH THAT:
WHEREAS, the Participant, as an employee of the Company, is eligible to participate in the LXP Industrial Trust 2022 Equity-Based Award Plan (the “Plan”);
WHEREAS, the Company desires to provide an inducement and incentive to the Participant to perform duties and fulfill responsibilities on behalf of the Company at the highest level of dedication and competence;
WHEREAS, the Compensation Committee of Board of Trustees of the Company has approved the grant of the award to the Participant of the common shares of the Company, par value $0.0001 (“Common Shares”), herein, subject to the terms and conditions of the Plan and this Agreement, in order to incentivize the Participant’s performance and to enable the Participant to acquire an equity interest in the Company;
NOW, THEREFORE, in consideration of the agreements hereinafter contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:
1.Grant of Shares.

a.Subject to the restrictions and terms and conditions set forth in this Agreement and the Plan, including the Vesting Period (defined in Section 2 hereof), the Company hereby awards to the Participant ________ Common Shares (“Restricted Shares”) as of the date first set forth above.

b.The Participant agrees that the Participant’s ownership of the Restricted Shares shall be evidenced solely by a “book entry” (i.e., a computerized or manual entry) in the records of the Company or its designated share transfer agent in the Participant’s name. Upon expiration of the applicable portion of the Vesting Period, a certificate or certificates representing the shares of Common Shares as to which the Vesting Period has so lapsed shall be delivered to the Participant by the Company, subject to satisfaction of any tax obligations in accordance with Section 5 hereof.

2.Vesting of Common Shares. Subject to Section 3 hereof, one-third of the Restricted Shares shall vest and become fully vested on January 1st of each of 20__, 20__ and 20__, provided the Participant remains in Continuous Service from the Effective Date through the applicable vesting date (the “Vesting Period”).

3.Nontransferability and Acceleration/Forfeiture.

a.The Participant acknowledges that prior to the expiration of the applicable Vesting Period, the Restricted Shares may not be sold, transferred, pledged, assigned, encumbered or otherwise disposed of (whether voluntarily or involuntarily or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy)). Upon the expiration of the applicable portion of the Vesting Period, as set forth in Section 2 hereof, and subject to the satisfaction of any tax obligations in accordance with Section 5 hereof, the restrictions set forth in this Agreement with respect to the Common Shares theretofore subject to such expired Vesting Period shall lapse.

b.If the Participant’s Continuous Service ceases for any reason prior to the complete expiration of the Vesting Period, the Participant agrees that all of the Restricted Shares that are nonvested in accordance with Section 2 hereof as of the date of such cessation of Continuous Service shall be immediately and unconditionally forfeited and will revert to the Company without any action required by the Participant or the Company.

4.Rights as Shareholder. The Participant shall have all rights of a shareholder with respect to the Restricted Shares for record dates occurring on or after the date of this Agreement and prior to the date any such Restricted Shares are forfeited in accordance with this Agreement.

5.Withholding Tax Obligations. The Participant acknowledges the existence of federal, state and local income tax and employment tax withholding obligations with respect to the vesting (if any) of the Restricted Shares and agrees that such obligations must be met. Vested Common Shares otherwise deliverable to the Participant shall be automatically withheld in full satisfaction of such tax obligations in an amount equal to the minimum statutory withholding tax obligation. To the extent any additional tax obligations arise exceeding the minimum statutory withholding tax amount, the Participant shall be required to pay and the Company shall have the right to withhold or otherwise require a Participant to remit to the Company any amount sufficient to pay any such taxes no later than the date as of which the value of any Common Shares first become includible in the Participant’s gross income for income or employment tax purposes. The Participant hereby notifies the Company that Participant will not make an election with respect to any portion of the Common Shares pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended.

6.Limitation of Rights. Nothing contained herein shall be construed as conferring upon the Participant the right to continue in the employ of the Company as a Participant or in any other capacity or to interfere with the Company’s right to discharge him at any time for any reason whatsoever.

7.Receipt of Plan. The Participant acknowledges receipt of a copy of the Plan and agrees to be bound by all terms and provisions thereof. If and to the extent that any provision herein is inconsistent with the Plan, the Plan shall govern.

8.Recoupment. Any amounts payable or awarded under this Agreement are subject to any policy (whether in existence as of the date first set forth above or later adopted) established by the Company providing for reimbursement, termination, rescission, recapture, clawback or recovery of amounts that were paid or awarded to the Participant.

9.Assignment. This Agreement shall be binding upon and inure to the benefits of the Company, its successors and assigns and the Participant and his heirs, executors, administrators and legal representatives.

10.Governing Law. This Agreement and the obligation of the Company to transfer Common Shares shall be subject to all applicable federal and state laws, rules and regulations and any registration, qualification, approvals or other requirements imposed by any government or regulatory agency or body which the Compensation Committee of the Company shall, in its sole discretion, determine to be necessary or applicable. This Agreement shall be construed in accordance with and governed by the law of the State of Maryland.

11.Amendment. Except as otherwise permitted by the Plan, this Agreement may not be modified or amended, nor may any provision hereof be waived, in any way except in writing signed by the party against whom enforcement thereof is sought.

12.Execution. This Agreement may be executed in counterparts each of which shall constitute one and the same instrument.
IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer and the Participant has executed this Agreement effective as of the date first above written.

LXP INDUSTRIAL TRUST

By:
Name:
Title:

PARTICIPANT

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